Supplement to Prospectus Supplement dated May 5, 2005 and Prospectus dated May 1, 2003	Filed Pursuant to Rule 424(b)(3) File No. 333-104818
OLD NATIONAL BANCORP
     This supplement supplements the prospectus supplement dated May 5, 2005 and prospectus dated May 1, 2003 of Old National Bancorp relating to the public offering and sale by the selling shareholders described herein. This supplement contains information regarding the beneficial ownership of shares of our common stock offered hereunder. This supplement should be read in conjunction with the prospectus supplement and the related prospectus, and this supplement is qualified by reference to the prospectus supplement and prospectus, except to the extent that the information provided by this supplement supersedes the information contained in the prospectus supplement and prospectus.

     The table of Selling Shareholders included in the prospectus supplement and the section captioned “Selling Shareholders” beginning on page 4 of the prospectus is hereby amended as follows to reflect charitable gifts of shares of our common stock to the Central Indiana Community Foundation by each of John S. Flynn and Thomas A. Flynn in December 2005 and resales of such shares pursuant hereto by the Central Indiana Community Foundation. This supplement does not affect the number of shares of our common stock offered by any other Selling Shareholder included in the prospectus supplement.

			Number of Shares of
	Number of Shares of		Common Stock
	Common Stock	Maximum Number of	Beneficially Held
	Beneficially Owned	Shares of Common	After Completion of
Name	Prior to the Offering	Stock Offered Hereby	the Offering

John S. Flynn	263,288 (1)	191,812	71,476 (2)
Thomas A. Flynn	262,151 (1)	190,675	71,476 (2)
Central Indiana Community Foundation	7,963 (3)	7,963	0

(1)	This number includes the number of shares of our common stock held in escrow pursuant to (i) an Asset Purchase Agreement, dated as of March 29, 2005, among Old National Bancorp, ONB Benefits Administration, LLC, J.W.F. Specialty Company, Inc. and the shareholders of J.W.F. Specialty Company, Inc. and (ii) an Agreement of Affiliation and Merger, dated as of March 29, 2005, by and among Old National Bancorp, ONB Insurance Group, Inc., J.W.F. Insurance Companies, Inc. and the shareholders of J.W.F. Insurance Companies, Inc.

(2)	This number reflects the number of shares of our common stock held in escrow pursuant to (i) an Asset Purchase Agreement, dated as of March 29, 2005, among Old National Bancorp, ONB Benefits Administration, LLC, J.W.F. Specialty Company, Inc. and the shareholders of J.W.F. Specialty Company, Inc. and (ii) an Agreement of Affiliation and Merger, dated as of March 29, 2005, by and among Old National Bancorp, ONB Insurance Group, Inc., J.W.F. Insurance Companies, Inc. and the shareholders of J.W.F. Insurance Companies, Inc.

(3)	This number reflects the number of shares of our common stock beneficially held by the shareholder as a result of charitable gifts of our common stock by John S. Flynn and Thomas A. Flynn to the shareholder in December 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this supplement is January 6 , 2006

Prospectus Supplement (To Prospectus dated May 1, 2003)	Filed Pursuant to Rule 424(b)(3) File No. 333-104818

OLD NATIONAL BANCORP

488,062 SHARES OF COMMON STOCK

     This prospectus supplement supplements the prospectus dated May 1, 2003 of Old National Bancorp relating to the public offering and sale by the selling shareholders described herein. This prospectus supplement contains information regarding the beneficial ownership of shares of our common stock offered hereunder. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

Selling Shareholders

     The section captioned “Selling Shareholders” beginning on page 4 of the prospectus is hereby amended as follows:

     The following table provides the names and the number of shares of common stock beneficially owned by each selling shareholder as a result of our affiliation and merger with J.W.F. Insurance Companies, Inc. the maximum number of shares of common stock offered hereby and the number of shares of such common stock beneficially owned by each selling shareholder upon completion of the offering or offerings pursuant to this prospectus supplement, assuming each selling shareholder offers and sells all of its or his/her respective shares offered hereby. Selling shareholders may, however, offer and sell all, or some or none of their shares offered hereby. Under some circumstances, the respective donees, pledges and transferees or other successors in interest of the selling shareholders may also sell the shares listed below as being held by the selling shareholders. No selling shareholder beneficially owns one percent or greater of our outstanding common stock.

	Number of Shares of
	Common Stock	Maximum Number of	Number of Shares of Common
	Beneficially Owned	Shares of Common	Stock Beneficially Held After
Name	Prior to the Offering(1)	Stock Offered Hereby	Completion of the Offering (2)
John S. Flynn	244,031	195,225	48,806
Thomas A. Flynn	244,031	195,225	48,806
Gerald F. O’Connor	61,008	48,806	12,202
John F. Sahm	61,008	48,806	12,202

(1)	This number includes the number of shares of our common stock held in escrow pursuant to an Agreement of Affiliation and Merger, dated as of March 29, 2005, by and among Old National Bancorp, ONB Insurance Group, Inc., J.W.F. Insurance Companies, Inc. and the shareholders of J.W.F. Insurance Companies, Inc.

(2)	This number reflects the number of shares of our common stock held in escrow pursuant to an Agreement of Affiliation and Merger, dated as of March 29, 2005, by and among Old National Bancorp, ONB Insurance Group, Inc., J.W.F. Insurance Companies, Inc. and the shareholders of J.W.F. Insurance Companies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 5, 2005

PROSPECTUS
OLD NATIONAL BANCORP
5,000,000 SHARES OF COMMON STOCK
RESALE OF SHARES BY SELLING SHAREHOLDERS
     We may, from time to time, make acquisitions. Such acquisitions will not be registered under the Securities Act or any state securities laws; however, persons that acquire shares from us pursuant to such acquisitions may, with our written consent, use this prospectus to resell such shares of our common stock. Sales by such persons may be made in a number of ways, including, without limitation:
•	through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

•	directly to purchasers or through agents, brokers, dealers or underwriters; and

•	at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     Selling shareholders may effect such transactions by selling the shares to or through broker-dealers or underwriters. These broker-dealers, if used, may receive discounts, concessions or commissions from the selling shareholders or from the purchaser of the shares. The selling shareholders will receive the purchase price of the shares of stock sold less any such discounts, concessions or commissions. The selling shareholders will be responsible for any such discounts, concessions or commissions. We will not receive any proceeds from the sale of the shares by the selling shareholders.
     We will furnish this prospectus to the security holders of the companies that we intend to acquire prior to the completion of the acquisition. In addition, if we consummate any acquisition that would have a material financial effect on us, a post-effective amendment to this registration statement will be filed.
OTHER INFORMATION
     Our common stock is traded on the New York Stock Exchange under the ticker symbol “ONB.”
THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is May 1, 2003

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	2

WHERE YOU CAN FIND MORE INFORMATION	2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2

OLD NATIONAL BANCORP	3

REGULATORY MATTERS	4

USE OF PROCEEDS	4

SELLING SHAREHOLDERS	4

PLAN OF DISTRIBUTION	4

LEGAL MATTERS	6

EXPERTS	6
THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST. THE NAME, ADDRESS AND TELEPHONE NUMBER TO WHICH SECURITY HOLDERS MAY MAKE THIS REQUEST CAN BE FOUND IN THE SECTION ENTITLED “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”
YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF SHARES OF OUR COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

FORWARD-LOOKING STATEMENTS
     This prospectus (including information contained in an accompanying prospectus supplement and information we include or incorporate into this prospectus) contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors:
•	competitive pressures among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce margins;

•	general economic or business conditions, either nationally or in the states in which we are doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislative or regulatory changes may adversely affect the businesses in which we are engaged;

•	technological changes may be more difficult or expensive than anticipated; and

•	changes may occur in the securities markets.
     WE CAUTION YOU THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THE FUTURE RESULTS, PERFORMANCE ACHIEVEMENTS WE HAVE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act, which governs the registration and distribution of securities. The Form S-4, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the Form S-4 from this prospectus.
     In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains an Internet site that contains reports, proxy statements, information statements and other information regarding issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to other documents we previously filed with the SEC. If you request, we will provide you with any information we incorporate into this prospectus. Such information is available without charge to each person, including any beneficial owner, to whom we deliver a prospectus. Your request should be made, in writing or orally, to Jeffrey L. Knight, Senior Vice President, Corporate Secretary and General

Counsel, Old National Bancorp, 420 Main Street, P.O. Box 718, Evansville, Indiana 47705, telephone number: (812) 464-1363.
     The following documents we previously filed with the SEC contain important information about us and are incorporated by reference in this Registration Statement:
•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Current Reports on Form 8-K, filed on March 12, 2003 and April 24, 2003;

•	Definitive Proxy Statement on Schedule 14A filed on March 15, 2003;

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on February 7, 2002; and

•	The description of our Preferred Stock Purchase Rights contained in our Registration Statements on Form 8-A, filed on March 1, 1990 and filed on March 1, 2000, including the Rights Agreement, dated March 1, 1990, as amended on March 1, 2000, between Old National and Old National Bank in Evansville, as Trustee.
     All reports and documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the shares will be deemed to be incorporated by reference into this prospectus and to be made a part of this prospectus from the date of filing such reports or documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a later document that is also incorporated by reference.
OLD NATIONAL BANCORP
     We are a bank holding company that operates 133 banking offices and 252 ATM locations in Indiana, Illinois and Kentucky through our bank subsidiaries. These banks provide a wide range of financial services, including:
•	commercial, consumer and real estate loans;

•	deposit products;

•	issuing and servicing credit cards;

•	leasing;

•	letters of credit; and

•	safe deposit facilities.
     We also own nonbank subsidiaries which provide additional financial services incidental to its operations, including:
•	securities brokerage services;

•	fiduciary and trust services;

•	investment services; and

•	issuance and reinsurance of credit life, accident, health, life, property and casualty insurance.
     We were incorporated in 1982 in the State of Indiana as the holding company of Old National Bank in Evansville, Indiana. Old National Bank has provided banking services since 1834. We began an acquisition program in 1985 and have acquired 38 financial institutions since that time. We continue to explore opportunities to acquire banks, savings associations and non-bank companies and are currently reviewing and analyzing potential acquisitions, as well as engaging in discussions or negotiations concerning potential acquisitions. There can be no assurance that any of these discussions or negotiations will result in definitive agreements or consummated acquisitions.

     As a legal entity separate and distinct from its bank and non-bank subsidiaries, our principal sources of revenues are dividends and fees from its bank and non-bank subsidiaries. The subsidiaries that operate in the banking, insurance and securities business can pay dividends only if they are in compliance with the applicable regulatory requirements imposed on them by federal and state regulatory authorities.
REGULATORY MATTERS
     As a bank holding company, we are subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. For a discussion of certain material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and certain specific information relevant to us, see our annual report on Form 10-K for the fiscal year ended December 31, 2002 which is incorporated by reference into this prospectus.
     This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders or creditors. The various government rules, regulations and requirements that apply to us impact our business and activities. A change in applicable statutes, rules, regulations and requirements that apply to us impact business and activities may have a material effect on our business and earnings. In addition, our business and earnings are affected by general economic conditions, legislation and actions of regulatory authorities.
     Under policy of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its bank subsidiaries and to commit resources to support such banks. As a result, the Federal Reserve may require us to commit resources to our bank subsidiaries.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the shares of our common stock offered hereby. All proceeds from the sale of such shares of our common stock will be received by the selling shareholders, as described below. See “Selling Shareholders” and “Plan of Distribution.”
SELLING SHAREHOLDERS
     This prospectus relates to the offer for sale or other distribution of shares of our common stock by persons who will acquire shares of our common stock in connection with our acquisition of businesses. Such selling shareholders will be identified from time to time by supplements to this prospectus.
PLAN OF DISTRIBUTION
     The shares may be sold or distributed from time to time by the selling shareholders to be named in a prospectus supplement, by their permitted donees or transferees, or by their other successors in interest. The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling shareholder may reserve the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

     The selling shareholders may offer their shares at various times in one or more of the following transactions:
•	in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;

•	in transactions involving cross or block trades or otherwise on The New York Stock Exchange;

•	in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

•	in transactions “at the market” to or through market makers in the common stock or into an existing market for our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

•	through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

•	in privately negotiated transactions; or

•	in a combination of any of the foregoing transactions.
     The selling shareholders also may sell their shares in accordance with Rule 144 under the Securities Act.
     From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling shareholders also may transfer and donate shares in other permitted circumstances. The number of shares beneficially owned by selling shareholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling shareholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the permitted transferees, donees or other successors in interest will be selling shareholders for purposes of this prospectus.
     The selling shareholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholders can presently estimate the amount of such compensation.
     If a selling shareholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.
     We intend to advise the selling shareholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.
     We may agree to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.
     It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.
     We will bear all expenses (other than selling commissions, underwriting discounts and fees and expenses of counsel to any selling shareholder) of the selling shareholders in connection with the registration and sale of the shares pursuant to this registration statement. To the extent required, we will file during any period in which offers or sale are being made, one or more supplements to this prospectus to set forth the name of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed.
LEGAL MATTERS
     Certain legal matters relating to the validity of shares of our common stock offered pursuant to this prospectus will be passed upon for us by Krieg DeVault LLP, Indianapolis, Indiana.
EXPERTS
     Our consolidated financial statements incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.